UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. )

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Mexican Restaurants, Inc.

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MEXICAN RESTAURANTS, INC.
1135 Edgebrook Drive
Houston, Texas 77034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Mexican Restaurants, Inc. (the “Company”) at the Monterey’s Little Mexico restaurant located at 270 W. 1st Street, Humble, Texas 77338 on Tuesday, May 22, 2007 at 9:30 a.m., Houston, Texas time, for the following purposes:

1.	To elect three Class II directors, each to serve for a term of three years, or until their respective successors shall have been duly elected and shall have qualified; and

2.	To transact such other business as may properly come before the meeting.

Shareholders of record of the Company’s Common Stock at the close of business on April 9, 2007 are entitled to vote at the Annual Meeting or any adjournment thereof. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy. Each share of the Company’s Common Stock entitles the holder to one vote.

   On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

By Order of the Board of Directors,

Louis P. Neeb
Chairman of the Board

April 18, 2007

YOUR VOTE IS IMPORTANT

YOU ARE URGED TO SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED. EVEN IF YOU HAVE GIVEN YOUR PROXY, THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION, BY EXECUTING A PROXY WITH A LATER DATE, OR BY ATTENDING AND VOTING AT THE MEETING.

MEXICAN RESTAURANTS, INC.
1135 Edgebrook Drive
Houston, Texas 77034

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 22, 2007

This proxy statement and the accompanying form of proxy are being furnished to shareholders in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Mexican Restaurants, Inc., a Texas corporation (the “Company”), for use at the Company’s 2007 Annual Meeting of Shareholders, to be held on Tuesday, May 22, 2007 at 9:30 a.m., Houston, Texas time, at the Monterey’s Little Mexico restaurant located at 270 W. 1st Street, Humble, Texas 77338, and at any adjournment, continuation or postponement thereof. The Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, together with the Company’s Annual Report to Shareholders for the year ended December 31, 2006, are first being sent to shareholders on or about April 18, 2007.

At the Annual Meeting, the Company’s shareholders will be asked to consider and vote upon (i) the election of three Class II directors, and (ii) such other business as may properly come before the annual meeting.

Solicitation

The solicitation of proxies is made by and on behalf of the Board. The cost of the solicitation will be borne by the Company, including the reasonable expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, telecopy or personally. Proxies may be solicited by directors, officers and employees of the Company without additional compensation.

Record Date, Outstanding Shares and Voting Rights

The close of business on April 9, 2007, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting (the “Record Date”). On the Record Date, the Company had outstanding 3,460,322 shares of Common Stock, $0.01 par value (“Common Stock”), each of which will be entitled to one vote.

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote on the Record Date must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their principals will be counted for the purpose of determining whether a quorum is present, in person or by proxy. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the entirety of the meeting. A plurality of the votes cast is required for the election of directors. A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for approval of any other matters that may be presented at the meeting.

If the enclosed proxy is executed and returned, the shares represented thereby will be voted in accordance with any specifications made by the shareholder. In the absence of any such specification, they will be voted to elect the directors as set forth under “Election of Directors” and in the transaction of any other business that properly comes before the meeting or any adjournment thereof. Pursuant to applicable law, broker non-votes and abstaining votes will not be counted in favor of or against the election of any nominee for director or any other proposal to be presented at the meeting.

The presence of a shareholder at the meeting will not operate to revoke his proxy. A proxy may be revoked at any time insofar as it has not been exercised by giving written notice of revocation to the Company, executing and returning a proxy with a later date, or by attending the Annual Meeting and voting in person.

If any other matters come before the meeting, the persons named in the proxy, or their substitutes, will vote thereon in accordance with their best judgment. The Board does not know of any matters other than the election of directors as described below that will be presented for action at the meeting, and none of the members of the Board have informed the Company in writing that they intend to oppose any action intended to be taken by the Company.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

Security Ownership of Principal Shareholders, Directors and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of April 9, 2007 by each person known to the Company to own beneficially more than 5% of the Company’s Common Stock, each director, each executive officer and all executive officers and directors as a group.

Name of Beneficial Owner	Shares Beneficially Owned (1)	Percent of Class
Larry N. Forehand and Forehand Family Partnership, Ltd. (2)(3)	689,463	19.9%
David Nierenberg, The D3 Family Funds (4)(5) 19605 N.E. 8th Street Camas, Washington 98607	1,210,456	34.8%
Michael D. Domec (2)(6)	204,305	5.9%
Louis P. Neeb (2)(7)	126,357	3.6%
J.J. Fitzsimmons (2)(8)	26,176	*%
Curt Glowacki (2)	28,000	*%
Thomas E. Martin (2)(9)	20,000	*%
Andrew J. Dennard (2)(10)	78,750	2.2%
Loic M. Porry (2)(11)	62,500	1.8%
Dennis D. Vegas (2)(12)	64,500	1.8%
All executive officers and directors as a group (ten persons) (13)	2,510,507	66.7%

* Less than 1%

(1)	The named shareholders have sole voting and dispositive power with respect to all shares shown as being beneficially owned by them, except as otherwise indicated.
(2)	The business address is 1135 Edgebrook Drive, Houston, Texas 77034.
(3)
Includes 377,447 shares held directly by Mr. Forehand and 312,016 held by Forehand Family Partnership, Ltd., a limited partnership of which Mr. Forehand is the sole managing general partner and of which Mr. Forehand and his spouse are the sole limited partners.

(4)
Based on the Form SC 13D/A filed on July 6, 2006 by David Nierenberg and The D3 Family Funds with the Securities and Exchange Commission. The Form SC 13D/A discloses that Mr. Nierenberg has sole voting and sole dispositive power over 1,192,956 shares of Common Stock.

(5)	Includes 17,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(6)	Includes 23,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date and 750 shares of restricted stock.
(7)	Includes 35,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(8)	Includes 23,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date and 750 shares of restricted stock.
(9)	Includes 17,000 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(10)	Includes 63,750 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(11)	Includes 57,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(12)	Includes 62,500 shares issuable pursuant to the exercise of stock options exercisable within 60 days of the Record Date.
(13)	Includes an aggregate of 299,250 shares issuable pursuant to the exercise of stock options and 1,500 shares of restricted stock.

ELECTION OF DIRECTORS
(Proposal 1)

The Company’s Articles of Incorporation provide for the Board to be divided into three approximately equal classes, designated as Class I, Class II and Class III, with staggered terms of three years. The persons listed on the table below have been nominated by the Board of Directors for election as Class II directors. Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted FOR the election of the Class II nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board may propose. As of the date of this Proxy Statement each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director.

The following information is set forth with respect to the persons nominated for election as a director and each director of the Company whose term of office will continue after the meeting.

NOMINEES FOR ELECTION AT THE 2007 ANNUAL MEETING

Name	Age	Director Since	Present Term Expires

Michael D. Domec	61	1995	2007
Curt Glowacki	54	2000	2007
Louis P. Neeb	68	1995	2007

Michael D. Domec has served as President of Magnum Development, Inc., a residential real estate development company, since 1991. From June 1996 to December 2000 he was President of Olé Restaurants, Inc., a franchisee of the Company. From December 1977 until April 1996, Mr. Domec was Vice President of Casa Olé Franchise Services, Inc. and the majority owner of seven Casa Olé restaurants.

Curt Glowacki is currently serving as President and Chief Executive Officer of the Company effective from April 4, 2007. Formerly he was President of the Outback Steakhouse brand for OSI Restaurant Partners Inc. from December 2006 through March 2007 during which time he continued to serve as a member of the Board of Directors of the Company. Mr. Glowacki served as President, Chief Executive Officer and Chief Operating Officer of Mexican Restaurants, Inc. from August 1997 to December 15, 2006, as President since May 1998, and as Chief Executive Officer since May 2000. From May 1994 to August 1997, he served as Senior Vice President of Operations of Monterey’s Acquisition Corp., which was acquired by the Company in July 1997. From June 1989 to May 1994, he served as Vice President and Director of Operations for Monterey’s Tex-Mex Café, a subsidiary of CEC Entertainment, Inc. Previously, Mr. Glowacki’s experience included 12 years with Steak & Ale Restaurants, where he held various operating positions.

Louis P. Neeb served as interim Chief Executive Officer of the Company from December 15, 2006 to April 4, 2007. He has served as Chairman of the Board of the Company since October 1995, as Chief Executive Officer of the Company from April 1996 to May 2000, and as interim President from August 1997 to April 1998. Since 1982 Mr. Neeb has also served as President of Neeb Enterprises, Inc., a restaurant consulting company. From July 1991 to January 1994, Mr. Neeb served as President of Spaghetti Warehouse, Inc. From September 1989 to June 1991, Mr. Neeb served as President of Geest Foods USA. From 1982 to 1987, Mr. Neeb served as President and Chief Executive Officer of Taco Villa, Inc. and its predecessors, a publicly held corporation controlled by W.R. Grace & Co., where he oversaw the development of the Applebee's restaurant chain, and the operation of the Del Taco restaurant chain. From 1980 to 1982, Mr. Neeb served as Chairman of the Board and Chief Executive Officer of Burger King Corporation. From 1973 to 1980, Mr. Neeb served in various positions, including President and Chief Operating Officer of Steak & Ale Restaurants. During that time, Mr. Neeb directed the development of the Bennigan's restaurant concept. Mr. Neeb serves as a director of CEC Entertainment, Inc. and of the privately held Silver Diner, Inc. Mr. Neeb was also a director of Franchise Finance Corp. of America, an entity that provides financing for real estate, until its sale to GE Capital in 2001.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

DIRECTORS WHOSE TERMS WILL CONTINUE AFTER THE 2007 ANNUAL MEETING

Name	Age	Director Since	Present Term Expires

Joseph J. Fitzsimmons (Class III)	59	1996	2008
J. Stuart Sargent (Class III)	57	1997	2008
Cara Denver (Class I)	26	2006	2009
Larry N. Forehand (Class I)	62	1995	2009
Thomas E. Martin (Class I)	65	2002	2009

Joseph J. Fitzsimmons is currently a consultant with respect to corporate financial matters. He served as Senior Vice President of Finance of Wal-Mart Stores, Inc. from November 1995 to January 2007. From September 1994 to November 1995, Mr. Fitzsimmons served as Vice President of Finance of Wal-Mart Stores, Inc. From November 1993 to September 1994, Mr. Fitzsimmons served as Senior Vice President and as a securities analyst for Rauscher Pierce Refsnes, Inc. From January 1993 to November 1993, Mr. Fitzsimmons served as Senior Vice President and Chief Financial Officer of S&A Restaurant Corp. From August 1985 to January 1993, Mr. Fitzsimmons served as Senior Vice President, Director and Chief Financial Officer of National Pizza Company.

J. Stuart Sargent is the President and Founder of Truluck’s Steak & Stone Crab Restaurants, a position held since June 1991. He served as President of Monterey’s Acquisition Corp. from May 1994 to July 1997. He conceived and opened the first Studebaker’s in 1981, and later formed Studebaker’s of America, where he opened or franchised 22 Studebaker’s throughout the United States. He also served as President and CEO of Entertainment One, Inc., a Houston-based company providing management and support services for 18 food and beverage operations including Houston Intercontinental Airport, several Studebaker’s and Chili’s, and theme-oriented restaurants from St. Louis, Missouri (Big Kahuna) to Waikoloa, Hawaii (Big Island Steak House).

Cara Denver is the Vice President of Strategy and Investments at Nierenberg Investment Management Company, which manages The D3 Family Funds, a private investment partnership which seeks long-term capital gain through investment in undervalued micro-cap domestic public equities. Ms. Denver has held the position since July 2002. She is also General Partner of The D3 Family Funds and has held that position since January 2006. Prior to 2002, Ms. Denver earned her BA in Economics from Yale University.

Larry N. Forehand is the founder of the Company and has served as Vice Chairman of the Company's Board since October 1995 and as Franchise Director since September 1997. From December 1973 to March 1995, Mr. Forehand served as President of the Company. In 1997, Mr. Forehand served as the President of the Texas Restaurant Associations, a state trade association for the restaurant industry.

Thomas E. Martin is the Chairman of the Board of Best Friends Pet Care, Inc., a private animal boarding company, and he has held this position since April 1999. He was also Chief Executive Officer of that company from April 1999 until December 2001. Since January 1997, Mr. Martin has also been a self-employed financial consultant. From February 1990 through March 1997 Mr. Martin held various positions with the Elsinore Corporation, a gaming company, including President from January 1993 to May 1996 and Chief Executive Officer from May 1995 to August 1996. Mr. Martin is also a past member of the Board of Directors for Ramada, Inc. where he was a corporate Executive Vice President, and President of its Marie Callender restaurant chain.

EXECUTIVE OFFICERS OTHER THAN DIRECTORS

Set forth below is the name, age, current positions with the Company, the principal occupation, and the year of becoming an executive officer of the Company for the executive officer who is not a director of the Company.

Andrew J. Dennard, age 48, has served as Executive Vice President, Chief Financial Officer, and Treasurer since May 2004. From September 1998 to May 2004, Mr. Dennard served as Senior Vice President, Chief Financial Officer, and Treasurer of Mexican Restaurants, Inc. From July 1997 to September 1998 Mr. Dennard served as Vice President, Controller & Treasurer of Mexican Restaurants, Inc. From September 1994 to July 1997 he served as Vice President of Finance for Monterey’s Acquisition Corp. From July 1989 to September 1994, Mr. Dennard held various positions with Rosewood Property Company. Previously, he served as an auditor with KPMG LLP. Mr. Dennard’s early career was on the operations side of the restaurant industry, working for five years with Steak & Ale Restaurants and four years with Houston’s Restaurants.

Dennis Vegas, age 55, joined the Company in January 2003 as Vice President, Marketing. In November 2005, he was promoted to Chief Marketing Officer and Senior Vice President. Prior to joining Mexican Restaurants, Inc. he served as Vice President, Brand Management from November 2000 to December 2001 and Senior Director, Public Relations, Caribbean/Latin America, from October 1998 to December 2000 for Enron Corp. In addition, Mr. Vegas held numerous leadership positions from 1987 through 1998 for AT&T Corp in Marketing and Communications. During his tenure with AT&T, he was responsible for building brands and leading consumer-marketing organizations in the U.S., Caribbean and Mexico markets. Mr. Vegas’s early career was in public relations, community relations and human resources for ITT Corp.

Loic M. Porry, age 54, is Chief Operating Officer of the Company, a position held since December 2006. Mr. Porry has served in various positions with the Company and its predecessors since 1985, and for the last 15 years has served as a director of operations for the Company’s Monterey’s, Tortugas and Casa Olé concepts.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The mission of the Board is to provide strategic guidance to the Company’s management, to monitor the performance and ethical behavior of the Company’s management, and to maximize the long-term financial return to the Company’s shareholders, while considering and appropriately balancing the interests of other stakeholders and constituencies. The Board is constituted of eight directors.

Four regularly scheduled meetings of the Board were held during 2006. In addition, there was one special meeting held in November 2006. Mr. Martin and Mr. Sargent each were unable to attend one meeting of the Board. All directors attended each of their respective committee meetings.

The Board has an Audit Committee, the members of which are Messrs. Martin, Fitzsimmons and Domec; Mr. Martin serves as Chairman. Mr. Neeb was a member of the Committee until December 2006 at which time he became interim CEO and was replaced on the Committee by Mr. Domec. The members of the Audit Committee are all independent directors under the NASD’s listing standards applicable to members of audit committees. The Audit Committee held four meetings during 2006. The Board of Directors has reviewed the qualifications of the members of the Board of Directors and determined that Mr. Martin is the “audit committee financial expert” as defined by applicable SEC rules. In accordance with the written charter adopted by the Board, the Audit Committee is responsible for the oversight of (i) the integrity of the Company’s disclosure controls and procedures; (ii) the integrity of the Company’s internal controls over financial reporting; and (iii) the qualifications, independence, appointment, compensation and performance of the Company’s independent registered public accounting firm. It is also responsible for administering the Company’s Code of Ethics and Code of Conduct, applicable to the Company’s principal executive officer, principal financial officer and other members of the Company’s management, the establishment of “whistle-blowing” procedures; and oversight of certain other compliance matters.

The Board has a Compensation/Stock Option Committee, the members of which are Messrs. Sargent and Domec and Ms. Denver, each of whom is an independent director under applicable NASD rules. The Compensation/Stock Option Committee held two meetings during 2006. The Compensation/Stock Option Committee is responsible for determining the compensation of the officers of the Company and granting options under the Company’s 2005 Long Term Incentive Plan (the “2005 Incentive Plan”), the 1996 Casa Olé Long Term Incentive Plan and the 1996 Managers Stock Option Plan as well as granting restricted stock awards under the 1999 Restricted Stock Plan.

The Board has an Executive Committee, the members of which are Messrs. Neeb, Forehand and Glowacki; Mr. Neeb serves as Chairman. There was one meeting of the Executive Committee during 2006. The Executive Committee has the authority, between meetings of the Board, to take all actions with respect to the management of the Company’s business that require action by the Board, except with respect to certain specified matters that by law must be approved by the entire Board.

The Board does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the independent members of the full Board. The Board will consider recommendations by shareholders of the Company with respect to the election of directors if such recommendations are submitted in writing to the secretary of the Company and received not later than the end of the Company’s preceding fiscal year. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee’s willingness to serve.

Copies of the Company’s Audit Committee Charter and Code of Ethics and Code of Conduct are available free of charge to any shareholder who submits a request to the Company’s Corporate Secretary or at the Company’s executive office set forth on the Notice of Annual Meeting and at the end of this proxy statement.

DIRECTOR COMPENSATION

      Each director who is not an employee of the Company receives a retainer of $2,500 per fiscal quarter, plus $1,250 per meeting attended. The Chairman of the Audit Committee receives a quarterly retainer of $6,250 and is not paid any other meeting fees. In 2006, the Chairman of the Board of Directors received a fee of $75,000 and received no other meeting fees. The Company does not, and has not since the third quarter of fiscal year 2002, make stock awards to its non-employee directors. The Company does not pay compensation to individuals serving on the Board who are employees of the Company for their service as directors.

Director Compensation

The following table provides information regarding compensation paid to our non-employee directors for the fiscal year ending December 31, 2006.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	All Other Compensation (4)	Total
Louis P. Neeb (5)(6)	$75,000	--	9,870	--	$84,870
Cara Denver (7)	$--	--	--	--	$--
Michael D. Domec	$15,000	36,810	3,030	--	$54,840
Joseph J. Fitzsimmons	$15,000	36,810	2,974	--	$54,784
Thomas E. Martin	$25,000	--	3,223	--	$28,223
J. Stuart Sargent	$15,000	--	--	--	$15,000
David Nierenberg	$--	--	3,058	--	$3,058

(1)
During 2006, each of the Company’s non-employee directors (with the exception of the Chairman and the Chairman of the Audit Committee) received $2,500 quarterly retainer fees plus $1,250 for each Board of Directors meeting attended in person or by telephone. The Chairman received an annual fee of $75,000 and the Chairman of the Audit Committee received a fee of $6,250 per quarter. Ms. Denver receives no director compensation. See note (7) below.

(2)	The aggregate number of stock awards held by each non-employee director is 6,000.

(3)
Amounts calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payment”. See note 5 of the consolidated financial statements in the Company’s Annual Report for the year ended December 31, 2006 regarding assumptions underlying valuation of equity awards. During 2006, no awards of stock or options were made to our non-employee directors. The aggregate number of stock options held by each non-employee director is 117,500. The amounts above represent the 2006 compensation cost related to stock options awards, granted in prior years that vested during fiscal year 2006.

(4)	All other compensation consists of automobile allowances. If the total aggregate perquisites are less than $10,000, they are not disclosed.

 (5) Mr. Neeb also served as interim chief executive officer from December 2006 until April 2007. Effective  January 1, 2007, the Chairman’s fee was increased to $125,000 per year to reflect these additional responsibilities.   Effective April 4, 2007, Mr. Neeb’s annual fee reverted to $75,000 in conjunction with Mr. Glowacki resuming his position as CEO.

 (6)    If terminated as Chairman of the Board, the Company has agreed to continue Mr. Neeb’s compensation  until the first to occur of one year after termination or his securing an alternative position.

 (7)   At her request, Ms. Denver receives no director compensation.

No Material Proceedings

As of April 18, 2007, there are no material proceedings to which any director, executive officer, or affiliate of the Company or any owner of more than five percent of the Common Stock, or any associate of any of the foregoing, (i) is a party adverse to the Company or any of its subsidiaries or (ii) has a material interest adverse to the Company or any of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires the Company’s directors and executive officers, and certain persons who own more than ten percent of the Company’s Common Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. Directors, executive officers, and greater than ten percent shareholders are required by applicable securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

In September 2006, the Company filed, on behalf of Chief Marketing Officer and Senior Vice President Dennis Vegas, one report on Form 4 relating to an exercise and sale of 1,000 shares of Common Stock in June 2006. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2006, all other Section 16(a) filing requirements were complied with, as applicable to its directors, executive officers and greater than ten percent owners.

 Compensation/Stock Option Committee

The primary duties of the Compensation/Stock Option Committee are to assist the Board of Directors in establishing remuneration arrangements for executive officers and directors and to administer our executive compensation programs. The members of the Compensation/Stock Option Committee are Messrs. Sargent (Chairman) and Domec and Ms. Denver.

The Board of Directors, in its reasonable business judgment, has determined that all three members of the Compensation/Stock Option Committee are independent under the listing standards of the NASD and the rules of the Securities and Exchange Commission.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation/Stock Option Committee: (i) was, during the last fiscal year, an officer or employee of the Company or any of its subsidiaries or (ii) was formerly an officer of the Company or any of its subsidiaries. The Company engaged in a related party transaction related to Messrs. Forehand and Domec, which concluded in February 2004. For a complete description of this transaction see “Certain Relationships and Related Transactions.”

Pursuant to Item 402 of the SEC’s Regulation S-K, no executive officer of the Company served as a member of the Compensation/Stock Option Committee (or other board committee performing similar functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served on the Company’s Compensation/Stock Option Committee. No executive officer of the Company served as a director of another corporation, one of whose executive officers served on the Compensation/Stock Option Committee. No executive officer of the Company served as a member of the Compensation/Stock Option Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another corporation, one of whose executive officers served as a director of the Company.

Compensation Committee Report

The Company’s Compensation/Stock Option Committee determines the objectives for the Company’s executive compensation and benefit programs and discharges the responsibilities relating to the compensation of executive officers. The specific duties of the Compensation/Stock Option Committee are set forth in its charter, which was adopted by the Board of Directors.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") contained on pages 8 through 11 of this proxy statement with management, and based upon this review and discussion, the committee recommended to the Board of Directors, and the Board approved, that the CD&A be included in this proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

      Submitted by the Compensation/Stock Option Committee of the Board of Directors.

                                                J. Stuart Sargent
                                                Michael D. Domec
                                                Cara Denver

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis.

The Company’s Compensation/Stock Option Committee is empowered to review and approve, or in some cases recommend for the approval of the full Board of Directors, the annual compensation and compensation procedures for the four executive officers and the Chairman of the Company: the Chairman, the President and Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, and the Chief Marketing Officer.

Objectives of Compensation Program

The primary objective of our compensation program, including our executive compensation program, is to attract and retain qualified, energetic employees who are enthusiastic about the Company’s mission and culture. A further objective of our compensation program is to provide incentives and reward employees for their contribution to the Company. In addition, we strive to promote an ownership mentality among key employees. Finally, we endeavor to ensure that our compensation program is perceived as fundamentally fair to all shareholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each key employee’s contribution to the Company. In measuring the executive officers’ contribution to the Company, the Compensation/Stock Option Committee considers numerous factors, including the Company’s growth and financial performance, individual performance, scope of responsibility, prior experience, breadth of knowledge and comparison against the competitive practices of relevant comparative companies of similar size, as well as indicators derived from published compensation surveys of companies in the Company’s industry.

Regarding most compensation matters, including executive compensation, our management provides recommendations to the Compensation/Stock Option Committee; however, the Committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

Elements of Company’s Compensation Plan and Why We Chose Each (How It Relates to Objectives)

The compensation policies and programs of the Company are considered by the Compensation/Stock Option Committee within the context of an integrated total rewards framework. Within this framework, the committee considers and determines various components of “pay” - base salary, annual incentive compensation, long-term equity incentive compensation, benefits and perquisites. As incentive compensation, Company executives are eligible to receive annual cash bonus awards based in part on a formula of profits, same-store sales growth and cash flow relative to financial plan. It is through the considered combination of these programs that the committee believes it can most effectively support and facilitate the ultimate creation of value for shareholders.

It is the Compensation/Stock Option Committee’s intention to set total executive cash compensation sufficiently high to attract and retain a strongly motivated leadership team, but not so high that it creates a negative perception to our other shareholders.

In 2005, the Board of Directors and shareholders of the Company approved the Mexican Restaurants, Inc. 2005 Long Term Incentive Plan. The 2005 Incentive Plan authorizes the granting of up to 350,000 shares of Common Stock in the form of incentive stock options and non-qualified stock options and restricted stock awards to key executives and other key employees of the Company, including officers of the Company and its subsidiaries, of which shares are subject to presently outstanding awards. The 2005 Incentive Plan will terminate on November 8, 2015. It is anticipated that the shares authorized under the 2005 Plan will enable the Company to provide sufficient grants of awards for the foreseeable future. Also, the inclusion of authority to grant various forms of equity compensation in addition to stock options, including restricted stock, will allow the Company to tailor future awards to the Company’s specific needs and circumstances at that time.

In fiscal year 2006, no options were granted by the Company from the 2005 Incentive Plan. On May 23, 2006, the Company’s Board of Directors approved a restricted stock grant of 3,000 shares to each of the outside directors with ten years of service, with such grants vesting over a four year period. Messrs. Domec and Fitzsimmons qualified for this restricted stock grant. On December 15, 2006 the Company awarded Mr. Dennard 10,000 shares of restricted stock, and awarded Mr. Porry 5,000 shares of restricted stock. The shares will vest 20% per year over five years. The Company has also agreed to make awards for 5,000 additional shares of restricted stock to each officer, with the same five year vesting schedule, during fiscal years 2007 and 2008.

The 1996 Incentive Plan authorized the reservation of 500,000 shares of Common Stock to be used for stock options, stock appreciation rights or restricted stock, of which 197,000 shares are subject to presently outstanding awards. The Incentive Plan terminated on December 31, 2005.

Change of Control

Messrs. Porry, Dennard and Vegas were granted Performance Unit Awards in 2005. The awards will vest, if at all, only if, on or before August 16, 2010, there is a Business Combination (as defined in the awards), and then the percentage of the award that becomes vested will be determined based upon the Fair Market Value Per Share (as defined in the awards) of the Company on the last business day immediately preceding the Business Combination. If the Fair Market Value Per Share is less than $20, none of the units will vest. If it is $20 or greater, 100% will vest. In the event of termination of any of these three executives, the award shall be forfeited in its entirety.

Accounting and Tax Considerations

Our stock option grant policies have been impacted by the implementation of SFAS No. 123R, which we adopted in the first quarter of fiscal year 2006. Under this accounting pronouncement, we are required to value stock option grants using the fair value method, and to expense the value of our option grants in the income statement over the stock option’s vesting period.

Chief Executive Officer Compensation

The Compensation Committee’s general approach in reviewing the annual compensation of the Company’s Chief Executive Officer, is to seek to be competitive with other companies of a similar size in the Company’s industry, to recognize and reward initiative, overall corporate performance and managerial ability, and to provide long-term incentive to increase shareholder value. Mr. Glowacki, the Company’s Chief Executive Officer, terminated his employment effective December 15, 2006. Subsequently, in April 2007, Mr. Glowacki resumed his employment as Chief Executive Officer of the Company. Mr. Glowacki’s base salary for fiscal year 2006 was $253,085. The Committee believes that the compensation of the Company’s Chief Executive Officer and its other executives during fiscal 2006 was consistent with the objectives of the Company’s executive compensation program.

General

Messrs. Dennard and Vegas received annual base salaries for the fiscal year ended December 31, 2006 of $155,000 and $175,000, respectively. Upon his return to the Company in April 2007, Mr. Glowacki was granted an annual base salary of $275,000. The Compensation/Stock Option Committee will evaluate Mr. Glowacki’s compensation in May 2007 and make a recommendation to the Board of Directors.

Regarding most compensation matters, including executive and director compensation, our management provides recommendations to the Compensation/Stock Option Committee; however, the committee does not delegate any of its functions to others in setting compensation. We do not currently engage any consultant related to executive and/or director compensation matters.

At the March 2007 Board meeting the Chairman of the Compensation /Stock Option Committee reported that his committee had approved the fiscal year 2006 executive bonus plan payouts. The performance bonuses paid in 2007 were based on fiscal year 2006 actual performance results compared to the budgeted performance targets and same-store sales increases. These combined calculations formed a pool that was used for discretionary awards to the named executive officers, with the exception of the then interim CEO, as determined by the Compensation Committee and reported to the Board.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the corporate income tax deduction for compensation paid to each executive officer shown in the summary compensation table in the proxy statement of a public company to $1 million, unless the compensation is "performance-based compensation" and qualifies under certain other exceptions. Our policy is primarily to design and administer compensation plans which support the achievement of long-term strategic objectives and enhance shareholder value. Where it is consistent with our compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-advantageous to us. There were no stock option awards in 2006.

SUMMARY COMPENSATION TABLE

The following table includes information concerning compensation for the one year period ended December 31, 2006 in reference to our executive officers.

Name & Principal Position	Year	Salary	Bonus	Stock Awards (4)	Option Awards (5)	Non-Equity Incentive Plan Compensa-tion (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (2)	Total
Louis P. Neeb, Interim Chief Executive Officer (1)	2006	$ --	--	--	--	--	--	--	$ --
Curt Glowacki President, Chief Executive Officer and Chief Operating Officer (1)	2006	$253,085	--	--	$15,618	$160,000	--	$608,764 (3)	$1,037,467
Andrew J. Dennard Exec. Vice President and Chief Financial Officer	2006	$155,000	--	$105,000	$ 2,458	$ 37,500	--	$ 12,000	$ 311,958
Dennis D. Vegas Sr. Vice President and Chief Marketing Officer	2006	$175,000	--	--	$ 2,100	$ 43,000	--	--	$ 220,100
Loic M. Porry, Sr. Vice President and Chief Operating Officer	2006	$ 74,616	--	$52,500	$ 1,400	$ 76,967	--	--	$ 205,483

(1) Mr. Glowacki’s employment terminated effective December 15, 2006, at which time Mr. Neeb began serving as interim chief executive officer.
(2) All other compensation consists of automobile allowances, except in the case of Mr. Glowacki. See note (3). If the total aggregate perquisites are less than $10,000, they are not disclosed.
(3) Incident to Mr. Glowacki’s termination of employment during December 2006, the Company paid Mr. Glowacki $596,764 for his vested stock options pursuant to a separation agreement.
(4) On December 15, 2006, the Company awarded Mr. Dennard 10,000 shares of restricted stock, and awarded Mr. Porry 5,000 shares of restricted stock. The shares will vest 20% per year over five years. The Company has also agreed to make awards for 5,000 additional shares of restricted stock to each officer, with the same five-year vesting schedule, during fiscal years 2007 and 2008. This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock awards in 2006 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions. For additional information, refer to notes 1 and 5 to our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.
(5) In fiscal year 2006, the Company did not award stock options to its executive officers. This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options awarded in 2006 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to vesting conditions. For additional information, refer to note 1 to our financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the SEC.
(6) The performance bonuses paid in 2006 were based on fiscal year 2005 actual performance results compared to the budgeted performance targets and same-store sales growth. These combined calculations form a pool in which at least 60 percent of the pool is paid to the CEO and the remaining 40 percent is to be used for discretionary awards determined by the Compensation/Stock Option Committee and reported to the Board. The Committee increased the pool amount to reflect the committee’s evaluation of management’s efforts in accelerating the Company’s recovery from the effects of Hurricanes Katrina and Rita. The Compensation/Stock Option Committee’s report of recommended bonuses is presented to the Board before any payments are made. Mr. Vegas’ bonus was calculated based on same-store sales growth and control over the advertising budget.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table sets forth certain information with respect to the value of outstanding equity awards held by our named executives at December 31, 2006. The table shown below is presented on an award-by-award basis.

	Option Awards				Stock Awards
Name & Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Louis P. Neeb Interim Chief Executive Officer	35,000	--	$ 3.07	01/08/12	--	--
Curt Glowacki President Chief Executive Officer	--	--	--	--	--	--
Loic M. Porry Sr. Vice President & Chief Operating Officer (2)	2,500 5,000 50,000	-- -- --	$ 4.625 $ 2.70 $12.00	11/03/08 12/05/11 11/08/15	5,000	$ 55,000
Dennis D. Vegas Sr. Vice President & Chief Marketing Officer	5,000 60,000	2,500 --	$ 3.56 $12.00	01/07/13 11/08/15	--	--
Andrew J. Dennard Exec. Vice President & Chief Financial Officer (2)	2,500 2,500 60,000	-- 1,250 --	$ 2.70 $ 3.64 $12.00	12/05/11 11/06/12 11/08/15	10,000	$110,000

(1)
Based on the closing price per share of Common Stock on December 29, 2006 (the last day the stock traded in fiscal year 2006) of $11.00 as reported by the NASDAQ Small Cap Market. The shares will vest 20% per year over five years.

(2)	The remaining vesting period for Mr. Dennard’s options is 20% over one year and for Mr. Vegas’ options is 20% per year for the next two years.

Option Exercises and Stock Vested in 2006

The following table includes certain information with respect to options exercised by our executive officers during the fiscal year ended December 31, 2006.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Louis P. Neeb, Interim Chief Executive Officer and Chairman of the Board	--	$ --	--	--
Curt Glowacki, President and Chief Executive Officer (1)	30,875 102,903	$169,157 $596,764	--	--
Loic M. Porry, Sr. Vice President and Chief Operating Officer	12,500	$ 26,067	--	--
Dennis D. Vegas, Sr. Vice President and Chief Marketing Officer	2,500	$ 16,408	--	--
Andrew J. Dennard, Exec. Vice President and Chief Financial Officer	18,750	$ 70,743	--	--

(1)	Mr. Glowacki exercised options for 30,875 shares during the second and third quarters and options for 102,903 shares in the fourth quarter pursuant to the Separation Agreement dated December 1, 2006.

Potential Payments Upon Termination

Employment agreements are in effect for Messrs. Porry, Dennard and Vegas. The employment agreements are automatically renewed bi-annually unless a specific action is taken to terminate the agreement. The agreement provides salary compensation protection for up to a period of two years following the termination of employment without cause during the term by the Company. If an executive is terminated, he will receive base salary only for the earlier of the remainder of the contract or until the executive accepts new employment. The agreement requires a minimum of one year’s notice of intent to resign from the Company. If there is failure to provide such minimum notice, the executive forfeits any then-unexercised stock options, unvested restricted shares, and unpaid bonuses or other compensation as of the date of such resignation.

The compensation that would become payable under the employment agreements and other arrangements if the named executive’s employment had terminated on December 31, 2006 would be limited to the employee’s base salary for the earlier of two years or until such time as they accept new employment. Those two year amounts would be $360,500 for Mr. Dennard, $360,500 for Mr. Vegas and $300,000 for Mr. Porry. Due to the number of factors that affect the amount of any benefits provided upon the events discussed above, actual amounts paid or distributed may be different.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related party transactions are subject to the review and approval of the Company's Audit Committee, which is comprised exclusively of independent directors who are not otherwise involved in the day-to-day management of the Company or officers of the Company, and who do not have a personal financial interest in the matter in which they are acting.

Lease of Headquarters Building

Prior to February 20, 2004, the Company leased its executive offices in Houston, Texas from CO Properties No. 3, a Texas partnership owned by Larry N. Forehand and Michael D. Domec. The lease, which was originally set to expire in December 2006, was a gross lease (where the landlord pays utilities and property taxes) with monthly rental payments of $10,416 per month in 2004. In 2004 the Company leased 10,015 square feet under the lease for aggregate rental payments of $10,416. The Company believes that this lease is on terms at least as favorable as could be obtained from an unrelated third party.

On February 20, 2004, CO Properties No. 3 sold the executive offices to a third party. In exchange for two months of free rent, the Company exercised one of its options, extending the office lease through December 2009. In 2006 the Company’s monthly rental payments were $11,000 per month.

Report of the Audit Committee

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the external auditors on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Board has affirmatively determined that all Audit Committee members are financially literate and possess “financial sophistication” as defined by Nasdaq listing standards. The Board of Directors has designated the Chairman of the Audit Committee, Thomas E. Martin, as the audit committee “financial expert” under the SEC’s guidelines.

The three members of the Board’s Audit Committee, Thomas E. Martin, Joseph J. Fitzsimmons and Michael D. Domec, are all independent within the meaning of applicable NASD listing standards and the applicable independence standards of the SEC. The Audit Committee is responsible for overseeing the Company’s financial reporting process on behalf of the Board and operates under a written charter adopted by the Board. The Audit Committee annually recommends to the Board the selection of the Company’s independent registered public accounting firm. For the fiscal year 2006, UHY LLP was the Company’s independent registered public accounting firm.

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosure in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, as required by Statement on Auditing Standards No. 61, “Communication with Audit Committees”. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company and has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee further considered whether the provision by UHY LLP of the non-audit services described elsewhere in this proxy statement is compatible with maintaining the auditors’ independence.

Based upon (i) the Audit Committee’s review and discussion of the audited financial statements with management and the independent registered public accounting firm, (ii) the Audit Committee’s review of the representation of management, and (iii) the disclosures by the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC. The Company's Audit Committee periodically considers the selection of the Company's independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee requires that each engagement of the Company’s independent auditor to perform auditing services and permitted non-audit services must be approved by the Audit Committee in advance, including the fees and principal terms thereof.

AUDIT COMMITTEE

         Thomas E. Martin
      Joseph J. Fitzsimmons
    Michael D. Domec

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Independent Registered Public Accounting Firm’s Fees and Services

The firm of UHY LLP ("UHY") acts as our principal independent registered public accounting firm. Through December 31, 2006, UHY had a continuing relationship with UHY Advisors, Inc. (“Advisors”) from which it leased auditing staff who were full time, permanent employees of Advisors and through which UHY’s partners provide non-audit services. UHY has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of UHY. UHY manages and supervises the audit services and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination.

The following table sets forth the aggregate fees billed by UHY LLP for 2006 for audit and non-audit services and by KPMG LLP for fiscal year 2006 and fiscal year 2005 for audit and non-audit services (as well as all “out-of-pocket” costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees, Tax-Related Fees, and All Other Fees. The nature of the services provided in each such category is described in the following table:

	2006		2005

Audit fees	$216,935	82.94%	$172,185	98.9%
Audit-related fees	11,301	4.32%	1,983	1.1%
Tax fees	31,085	11.88%	--	--
Tax-related fees	2,254.86%		--	--
All other fees	--	--	--	--
Total	$261,575	100.00%	$174,168	100.00%

The Audit fees for the years ended December 31, 2006 and January 1, 2006, respectively, were for professional services rendered for the audits of the consolidated financial statements of the Company and statutory audits, income tax provision procedures, and assistance with review of documents filed with the SEC. Audit-related expenses are primarily reimbursement for out-of-pocket expenses.

The Audit Committee of the Board has considered whether provision of other services is compatible with maintaining the independent registered public accounting firm’s independence and discussed these services with the independent registered public accounting firm and with the Company’s management, and has determined that such services have not adversely affected UHY LLP’s independence and are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the rules and regulations of the American Institute of Certified Public Accountants.

UHY LLP has served as the Company’s independent public accountants since the Company’s second quarter of fiscal 2005. Prior to that, KPMG LLP had served as the Company’s auditors since the 1996 initial public offering. Representatives of UHY LLP are expected to be present at the Annual Meeting to respond to appropriate questions. Consistent with the Company’s policy, the auditors for each fiscal year are selected annually by the Board.

T. R. Moore & Company P.C., an independent publicly registered accounting firm, was paid $46,853 in fiscal 2005 for preparation of the Company’s 2004 federal and state tax returns.

ANNUAL REPORT

A copy of the Company’s Annual Report on the Company Form 10-K for the fiscal year ended December 31, 2006 is enclosed with this proxy statement. The Company will also send you, at no charge, any other document which it refers to in this proxy statement, if requested in writing by a person who was a shareholder (of record or beneficially) at the close of business on April 20, 2007. You should send your request to the Company’s Corporate Secretary at the address listed below.

INFORMATION

If you have questions or need more information about the Annual Meeting, you may write to or call the Company at:

Corporate Secretary
Mexican Restaurants, Inc.
1135 Edgebrook Drive
Houston, Texas 77034
713-943-7574
Attn: Mr. Andrew J. Dennard

HOUSEHOLDING INFORMATION

Unless the Company has received contrary instructions, the Company may send a single copy of this proxy statement, notice of annual meeting and the Annual Report to any household at which two or more shareholders reside if the Company believes the shareholders are members of the same family. Each shareholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce the Company’s expenses. The Company will deliver promptly upon request a separate copy of the proxy statement or Annual Report to a shareholder at a shared address to which a single copy of the documents was delivered. Such requests should be delivered to the Company's address or made by telephone, as set forth below. In addition, if shareholders prefer to receive multiple sets of the Company’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of the Company’s disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact the Company at its offices at 1135 Edgebrook Drive, Houston, Texas 77034, Attention: Andrew J. Dennard, telephone number: 713-943-7574, to inform the Company of their request. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SHAREHOLDER PROPOSALS

Any shareholder who intends to present a proposal at the 2007 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is advised that the proposal must be received by the Company at its principal executive offices not later than December 31, 2006. The Company will not be required to include in its proxy statement or form of proxy a shareholder proposal which is received after that date or which otherwise fails to meet requirements for shareholder proposals established by regulations of the Securities and Exchange Commission.

OTHER MATTERS

The Board of Directors knows of no other matters to be acted upon at the meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this proxy statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Louis P. Neeb
Chairman
April 18, 2007

ALL SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION FORM.

Mexican Restaurants, Inc.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.

1. Nominees:

Nominee	For	Withhold
01 - Michael D. Domec	☐	☐
02 - Curt Glowacki	☐	☐
03 - Louis P. Neeb	☐	☐

+

B Issue — The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. To transact such other business as may properly come before the meeting.	☐	☐	☐

C Non-Voting Items

Change of Address — Please print your new address below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

The undersigned acknowledges receipt of the Notice of the Company's Annual Meeting of Shareholders and of the Proxy Statement.

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. Please date, sign and return this Proxy in the enclosed business envelope.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X CASA1 +

001CD40033 00PAXB 013056_COMPANY_BLANKS_1_411104128/000004/000004/i

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mexican Restaurants, Inc.

Proxy Solicited on Behalf of the Board of Directors
For the Annual Meeting of Shareholders - May 22, 2007

The undersigned hereby appoints LOUIS P. NEEB and ANDREW J. DENNARD, and each or any of them, as attorneys, agents and proxies of the undersigned with full power of substitution, for and in the name, place and stead of the undersigned to attend the Annual Meeting of Shareholders of Mexican Restaurants, Inc. (the "Company") to be held in the Monterey's Little Mexico restaurant located at 270 W. 1st Street, Humble, Texas 77338 on Tuesday, May 22, 2007, at 9:30 a.m., Houston time, and any adjournment(s) thereof, and to vote there the number of shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present as indicated on the reverse side hereof and, in their discretion, upon any other business which may properly come before said meeting. This Proxy when properly executed will be voted in accordance with your indicated directions. If no direction is made, this proxy will be voted FOR the election of directors.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)